EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:                 Daniel Francisco
Micron Technology, Inc.
208-368-5584
dfrancisco@micron.com

MICRON TECHNOLOGY APPOINTS MARK DURCAN
AS CHIEF EXECUTIVE OFFICER, DIRECTOR

Director Robert E. Switz to Serve as Chairman, Mark W. Adams as President

BOISE, Idaho, Feb. 4, 2012 – Micron Technology, Inc. (NASDAQ: MU), today announced the appointment of D. Mark Durcan as Chief Executive Officer (CEO) of the company. Mr. Durcan will also serve as a Director on Micron’s Board of Directors. The appointments come after the company reported that Steven R. Appleton, longtime Micron Chairman and CEO, passed away in a Feb. 3 airplane accident in Boise.

The Board of Directors also announced the appointment of Director Robert E. Switz as Chairman of the Board and Mark W. Adams as President. Mr. Switz has served as a Director since 2006 and is the former Chairman and CEO of ADC Telecommunications.  He has previously served as chair of the Micron Board’s Audit and Governance committees.  Mr. Adams joined the company in 2006 and served most recently as Vice President of Worldwide Sales.

Mr. Durcan, 51, has served as President and Chief Operating Officer of Micron since 2007 and earlier served as Micron’s Chief Technology Officer. He joined the company in 1984.

“We are fortunate to be able to appoint someone with Mark’s operations and technical leadership experience to serve as the company’s CEO,” said Mr. Switz. “Mark has been instrumental in Micron’s success in his role as President and COO and has garnered the respect of the company, his team members and the industry at large.”

Mr. Durcan said, “We are deeply saddened by Steve’s loss and will miss his hand at the helm.

I have provided the Board my ongoing commitment to work with the management team and continue to move the company forward.”

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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